Frank Musso Joins Document Capture Technologies Board of Directors

Brings over 30 Years of Financial and Management Consulting Expertise to Board

SAN JOSE, Calif., May 15, 2008 -- Document Capture Technologies, Inc. (OTC Bulletin Board: DCMT - News), a leading provider of secure imaging solutions, today announced that its Board of Directors has elected Frank Musso, CPA CFE, as a Director of the Company, effective May 15, 2008.

The Board of Directors has appointed Mr. Musso to serve as the Chair of the Audit Committee. Mr. Musso has over 30 years of financial experience and was an audit supervisor with KPMG, New York City. For the last 17 years, he has provided consulting and interim C-level management for a variety of public and private companies, in strategic development, mergers and acquisitions, corporate finance, and organizational structure. Mr. Musso has also served as a volunteer Treasurer, Board and Executive Committee member of two non profit organizations.

“We are delighted to welcome Frank to our Board and look forward to tapping into the financial and leadership experience that he brings to our Board of Directors,” said David P. Clark, Chief Executive Officer “We expect that his consulting on Sarbanes-Oxley implementation and compliance and governance issues with publicly held companies will be very beneficial to us as we are in the midst of that process right now. We are confident that Frank’s expertise will make him a valuable resource for the Company and a strong advocate for the interests of our shareholders.”

About Document Capture Technologies, Inc.

Document Capture Technologies, Inc. (OTCBB: DCMT.OB), headquartered in San Jose, Calif., designs and manufactures document capture solutions for OEM customers worldwide. The company currently manufactures over 20 proprietary document capture products and has become one of the world’s largest private-label manufacturers of USB-powered mobile document scanning devices. The Company’s growing intellectual property portfolio in document capture includes four key patents with an additional one patent pending.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond the Company’s control that could cause actual events and results to differ materially from these statements. These risks include, without limitation, that there can be no assurance that any strategic opportunities will be available to the Company and that any strategic opportunities may only be available on terms not acceptable to the Company. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Document Capture undertakes no obligation to update publicly any forward-looking statements.

Company Contact:	Investor Contact:
Document Capture Technologies, Inc.	Hayden Communications, Inc.
David P. Clark	Peter Seltzberg
(561) 835-4069	(646) 415-8972
dclark@docucap.com	peter@haydenir.com